Exhibit 10.02
Award No. __________
INTUIT INC. 2005 EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
Performance-Based Vesting
Intuit Inc., a Delaware corporation (the “Company”), hereby grants you a Restricted Stock Unit (“RSU Award”) pursuant to the Company’s 2005 Equity Incentive Plan (the “Plan”), for the number of shares of the Company’s Common Stock, $0.01 par value per share (“Common Stock”), set forth below. This RSU Award is subject to all of the terms and conditions of the Plan, which is incorporated into this Restricted Stock Unit Award Agreement (“Agreement”) by reference. All capitalized terms in this Agreement that are not defined herein have the meanings given to them in the Plan or, as set forth below in the Section entitled “Consequences of Termination of Employment”, in your Amended and Restated Employment Agreement dated July 30, 2003 between you and the Company (your “Employment Agreement”).
This RSU Award is subject to performance-based vesting and is intended to provide compensation which qualifies as deductible “performance-based” compensation under Code Section 162(m). The Compensation and Organizational Development Committee of the Board of Directors of the Company (“Compensation Committee”) established the Performance Factors to be used to measure whether the performance goals under this RSU Award are met.
     Name of Participant:
     Employee ID:
     Address:
     Number of Shares:
     Date of Grant:
1.	Vesting Schedule: The Compensation Committee selected (1) net revenue growth and (2) operating income growth as the Performance Factors under the Plan which will be used to measure whether the performance goals for this RSU Award have been satisfied. The Performance Period for this RSU is the fiscal year beginning August 1, 2005 and ending July 31, 2006. The Compensation Committee has until August 31, 2006 to certify whether the Performance Goals set forth below have been met during the Performance Period. If the Compensation Committee determines that the Performance Goals have not been met, this RSU Award shall terminate on the date of the Compensation Committee’s certification.
(a)	Performance Goals:

(b)	Time-Based Vesting Once Performance Goals Are Met: If the above Performance Goals are met, this RSU Award will vest as to all of the Shares on July 29, 2008 (the “Vesting Date”), provided you are continuously employed by the Company through that date.
2.	Consequences of Termination of Employment: Notwithstanding the foregoing, in the event of your Termination prior to the Vesting Date due to either your “Involuntary Termination” or “Termination without Cause” or “Termination Following a Change in Control”, the following provisions will govern the vesting of this RSU Award. In the event of your Termination prior to the Vesting Date due to any other reason, you will immediately stop vesting in this RSU Award and it will terminate as to all shares as of your Termination Date.
(a)	Termination due to your Involuntary Termination or Termination without Cause: In the event of your Termination prior to the Vesting Date due to your Involuntary Termination or Termination without Cause, you will automatically vest pro-rata in a percentage of the total Number of Shares set forth above equal to your number of full months of service from the Date of Grant to your Termination Date divided by thirty-six months. For purposes of this RSU Award, “Involuntary Termination” and “Termination without Cause” shall have the meanings given them in Sections 6(a) and 6(d) of your Employment Agreement.

(2)	Termination Following a Change in Control: In the event of your Termination Following a Change in Control prior to the Vesting Date, you will automatically vest as to 100% of the total Number of Shares set forth above. For purposes of this RSU Award, “Termination Following a Change in Control” shall have the meaning given to it in Section 7(d) of your Employment Agreement
3.	Issuance of Shares under this RSU: Subject to Section 4, the Company will issue you shares under this RSU Award in which you have vested (“Vested Shares”) in accordance with the Vesting Schedule provisions set forth above. The Company will issue you the Vested Shares on the Vesting Date.

4.	Withholding Taxes at Issuance of Vested Shares: Under federal and state income and payroll withholding tax provisions in effect on the Date of Grant, the issuance of Vested Shares under this RSU Award gives rise to a federal and state income and employment tax withholding obligation on the part of the Company calculated with reference to an amount equal to the Fair Market Value of the Vested Shares on the date the shares are issued to you by the Company. The Company will withhold from the Vested Shares issued to you a number of whole shares having a Fair Market Value equal to the minimum amount to be withheld to satisfy any tax withholding obligation of the Company resulting from the issuance of the Vested Shares and will transmit the equivalent cash amount to the applicable taxing authorities. Fair Market Value of the shares shall be determined in accordance with Section 26(n) of the Plan on the date that the amount of tax to be withheld is to be determined. You agree to remit to the Company the aggregate par value of the Vested Shares prior to their issuance.

5.	Stockholder Rights: You will have no rights as a stockholder until the Vested Shares are issued to you. After Vested Shares are issued to you, you will have all the rights of a stockholder with respect to the shares. Notwithstanding the foregoing, in the event the Company declares dividends for which the record date occurs after the Date of Grant and prior to the date Vested Shares are issued, the Company will issue you consideration in an amount the Company determines is equivalent to such declared dividends at the time the Vested Shares are issued to you.

6.	Miscellaneous: This Agreement (including the Plan, which is incorporated by reference) constitutes the entire agreement between you and the Company with respect to this RSU Award, and supersedes all prior agreements or promises with respect to the RSU Award. Except as provided in the Plan, this Agreement may be amended only by a written document signed by the Company and you. Subject to the terms of the Plan, the Company may assign any of its rights and obligations under this Agreement, and this Agreement shall be binding on, and inure to the benefit of, the successors and assigns of the Company. Subject to the restrictions on transfer of Awards described in Section 14 of the Plan, this Agreement shall be binding on your permitted successors and assigns (including heirs, executors, administrators and legal representatives). All notices required under this Agreement or the Plan must be mailed or hand-delivered to the Company or to you at its or your respective addresses set forth in this Agreement, or at such other address designated in writing by either of the parties to the other.
You and the Company have signed this Agreement effective as the Date of Grant.
INTUIT INC.
2632 Marine Way
Mountain View, California 94043

By:__________________________________
          Robert B. Henske, Chief Financial Officer

Signed:__________________________________
          Participant